Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231510

January 14, 2021

PUBLIC STORAGE

$500,000,000 0.875% Senior Notes due 2026

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	0.875% Senior Notes due 2026 (the “Notes”)

Trade Date:	January 14, 2021

Settlement Date:	January 19, 2021 (T+2)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	February 15, 2026

Coupon:	0.875% per annum

Benchmark Treasury:	0.375% due December 31, 2025

Benchmark Treasury Price / Yield:	99-15 1⁄4 / 0.482%

Spread to Benchmark Treasury:	T+ 43 basis points

Yield to Maturity:	0.912%

Price to Public:	99.817% of principal amount

Underwriting Discount:	0.600% of principal amount

The underwriters have agreed to make a payment to Public Storage in an amount equal to $1,250,000, including in respect of expenses.

Interest Payment Dates:	February 15 and August 15 of each year, commencing on August 15, 2021

Record Dates:	February 1 and August 1

Redemption Provision:	Make-whole call prior to January 15, 2026 (one month prior to the maturity date of the Notes) based on U.S. Treasury + 10 basis points or at par on or after January 15, 2026

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

ISIN Number:	US74460WAA53

CUSIP Number:	74460W AA5

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting BofA Securities, Inc. toll-free 1-800-294-1322; J.P. Morgan Securities LLC collect 212-834-4533; or Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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